UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
June 4, 2007
Date of Report (Date of earliest event reported)
ZIPREALTY, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51002 (Commission File Number)	94-3319956 (I.R.S. Employer Identification No.)
2000 Powell Street, Suite 300
Emeryville, CA 94608
(Address of principal executive offices, including zip code)
(510) 735-2600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
(b)   On June 4, 2007 Richard F. Sommer, Chief Executive Officer, resigned from his position as Chief Executive Officer of ZipRealty, Inc. (the “Company”) effective immediately. Mr. Sommer shall remain a member of the Board of Directors of the Company.
(c)   On June 4, 2007, the Board of Directors of the Company promoted J. Patrick Lashinsky, the current President, to the additional position of Chief Executive Officer. Mr. Lashinsky’s business experience is described in the Company’s Current Report on Form 8-K filed on December 14, 2006, which Section 5.02(c) is incorporated herein by this reference. The Compensation Committee also approved the following for Mr. Lashinsky: (i) an annual base salary of not less than $350,000, (ii) eligibility for a bonus of up to 80% of his base salary and (iii) an additional stock option grant to be determined at a later date.
(d)   Effective June 4, 2007, the Board of Directors of the Company increased the number of director positions from 7 to 8 directors and appointed Mr. Lashinsky to fill the vacant position effective immediately. Mr. Lashinsky shall be a Class I director.
(e)   Mr. Sommer and the Company have entered into a Termination and Release Agreement in connection with his departure. Mr. Sommer will receive six months of severance, accelerated vesting of his option, payment of medical insurance premiums for six months as well as the payment of unreimbursed medical expenses incurred by Mr. Sommer in an amount not to exceed $100,000 as set forth in a Termination and Release Agreement attached hereto as exhibit 10.1. The Company and Mr. Sommer have mutually agreed to release one another from all claims and liabilities under federal and state laws arising prior to the separation date.
Item 9.01   Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibits are filed with this report on Form 8-K:
     10.1      Richard F. Sommer Termination and Release Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIPREALTY, INC. a Delaware corporation
Dated: June 4, 2007	By:	/s/David A. Rector
David A. Rector
Senior Vice President and Chief Financial Officer